Exhibit 99.2

FOR IMMEDIATE RELEASE

(All amounts in Canadian dollars)

Tim Hortons Inc.

Board declares quarterly dividend of $0.10 per share

OAKVILLE, ONTARIO, (October 30th, 2009): Tim Hortons Inc. (TSX: THI, NYSE: THI) today announced the Board of Directors has declared a quarterly dividend of $0.10 per share payable on December 15th, 2009 to shareholders of record as of December 1st, 2009. The Company’s dividend policy is to pay a total of 20% to 25% of prior year, normalized annual net earnings in dividends each year, returning value to shareholders based on the Company’s earnings growth.

As of September 28th, due the Company’s reorganization as a Canadian public company, dividends are declared and paid in Canadian dollars to all shareholders with Canadian resident addresses. For U.S. resident stockholders, dividends paid will be converted to U.S. dollars based on prevailing exchange rates at the time of conversion by Clearing and Depository Services Inc., for beneficial shareholders and by the Company’s transfer agent Computershare Trust Company of Canada for registered shareholders.

As a Canadian public company, dividends paid by the Company are designated as “eligible dividends” for Canadian tax purposes. For resident U.S. shareholders, dividends paid by the Company effective after September 28th, 2009 are generally subject to Canadian withholding taxes at a rate of 15% of the gross amount of dividends paid, which may be eligible as a foreign tax credit for U.S. tax purposes, depending on the individual resident shareholder’s tax situation.

Commentary in this release on tax matters is based, as applicable, on current provisions, regulations, administrative and judicial interpretations and proposed revisions or proposed amendments to existing provisions and may not be applicable to all taxpayers, who are urged to consult their own tax or legal advisors for advice applicable to their particular circumstances.

Tim Hortons Inc. Overview

Tim Hortons is the largest publicly-traded quick service restaurant chain in Canada, and fourth largest in North America, based on market capitalization. Tim Hortons appeals to a broad range of consumer tastes, with a menu that includes premium coffee and donuts, flavored cappuccinos, specialty teas, home-style soups, fresh sandwiches, wraps and fresh baked goods. As of September 27th, 2009, Tim Hortons had 3,527 systemwide restaurants, including 2,971 in Canada and 556 in the United States. More information about the Company is available at www.timhortons.com.

CONTACTS:

INVESTORS: Scott Bonikowsky: (905) 339-6186 or investor_relations@timhortons.com